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                                                                    EXHIBIT 99.1


PRESS RELEASE



                    BANCORPSOUTH, INC. ANNOUNCES REPURCHASE
                  OF UP TO 3.9 MILLION SHARES OF COMMON STOCK

TUPELO, Miss., April 23 -- BancorpSouth, Inc. (NYSE: BXS) announced today that it is commencing a common stock repurchase program whereby BancorpSouth may acquire up to 3.9 million shares of its common stock, in addition to the approximately 231,000 shares that BancorpSouth has yet to purchase pursuant to the common stock repurchase program authorized on February 15, 2002.

The shares may be purchased from time to time in the open market at prevailing market prices or in privately negotiated transactions during the period between May 1, 2003 and April 30, 2005. The extent and timing of any repurchases will depend on market conditions and other corporate considerations. Repurchased shares will either be canceled or held as authorized but unissued shares. These authorized but unissued shares will be available for use in connection with BancorpSouth's stock option plans, other compensation programs, other transactions or for other corporate purposes as determined by BancorpSouth's Board of Directors.

BancorpSouth, Inc. is a bank holding company headquartered in Tupelo, Mississippi with approximately $10.3 billion in assets. BancorpSouth operates approximately 250 commercial banking, insurance, trust, broker/dealer and consumer finance locations in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas.

Statements contained in this news release which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, those relating to the repurchase by BancorpSouth of up to 3,900,000 shares of its common stock. Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These risks and uncertainties include changing market conditions, changes in the market price of BancorpSouth's common stock, lack of adequate funding for stock repurchases, regulatory constraints and other factors as may be identified from time to time in BancorpSouth's filings with the Securities and Exchange Commission or in BancorpSouth's press releases. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.